As filed with the Securities and Exchange Commission on February 23, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Silver Run Acquisition Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	47-5381253 (I.R.S. Employer Identification Number)

1000 Louisiana Street, Suite 1450

Houston, TX 77002

(713) 357-1400

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Stephen S. Coats

Secretary

Silver Run Acquisition Corporation

1000 Louisiana Street, Suite 1450

Houston, TX 77002

(713) 357-1400

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jennifer A. Bensch, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Tel: (212) 310-8000 Fax: (212) 310-8007	Paul D. Tropp, Esq. Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, NY 10022 Tel: (212) 277-4000 Fax: (212) 277-4001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-209140

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐

Accelerated filer ☐

Non-accelerated filer ☒
(Do not check if a smaller reporting company)

Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Units, each consisting of one share of Class A common stock, $.0001 par value, and one-third of one warrant	5,750,000 Units	$10.00	$57,500,000	$5,791
Share of Class A common stock included as part of the units(4)	5,750,000 Shares	—	—	—	(5)
Warrants included as part of the units(4)	1,916,666 Warrants	—	—	—	(5)
Total			$57,500,000	$5,791

(1)    Represents only the additional number of securities being registered and includes 750,000 units, consisting of 750,000 shares of Class A common stock and 250,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.  Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-209140).

(2)    Estimated solely for the purpose of calculating the registration fee.

(3)    The Registrant previously registered securities having a proposed maximum aggregate offering price of $460,000,000 on its Registration Statement on Form S-1, as amended (File No. 333-209140) which was declared effective by the Securities and Exchange Commission on February 23, 2016. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $57,500,000 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.

(4)    Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)    No fee pursuant to Rule 457(g).

The Registrant Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed by Silver Run Acquisition Corporation, a Delaware corporation (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-209140) (the “Prior Registration Statement”), initially filed by the Registrant on January 27, 2016 and declared effective by the Securities and Exchange Commission on February 23, 2016. This Registration Statement covers the registration of an additional 5,750,000 of the Registrant’s units, each consisting of one share of the Registrant’s Class A common stock, $0.0001 par value per share, and one-third of one warrant, each whole warrant entitling the holder thereof to purchase one whole share of the Registrant’s Class A common stock, including 750,000 units that may be purchased by the underwriters to cover over-allotments, if any. The required opinions of counsel and related consents and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

CERTIFICATION

The registrant hereby certifies to the Securities and Exchange Commission that (1) it has instructed its bank to pay the filing fee set forth on the cover page of this Registration Statement by a wire transfer of such amount to the Commission’s account at U.S. Bank as soon as practicable (but no later than the close of business as of February 24, 2016), (2) it will not revoke such instructions, (3) it has sufficient funds in the relevant account to cover the amount of such filing fee and (4) it will confirm receipt of such instructions by its bank during regular business hours no later than February 24, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 23rd day of February, 2016.

Silver Run Acquisition Corporation

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Position	Date

*		Chief Executive Officer and Director (Principal Executive Officer)	February 23, 2016
Mark G. Papa

/s/ Thomas J. Walker		Chief Financial Officer	February 23, 2016
Thomas J. Walker		(Principal Financial and Accounting Officer)

* By:	/s/ Thomas J. Walker
Thomas J. Walker
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Weil, Gotshal & Manges LLP, counsel to the Registrant.

23.1	Consent of WithumSmith+Brown, PC.

23.2	Consent of Weil, Gotshal & Manges LLP (included on Exhibit 5.1).

24.1	Power of Attorney (included in signature page to the Registrant’s Prior Registration Statement (File No. 333-209140) filed on January 27, 2016.